Exhibit 10.3

Stock Agreement

This Stock Agreement (the “Agreement”), dated as of February 18, 2020, confirms our understanding with respect to the issuance of Common Stock of Liberated Syndication Inc. (the “Company”) to [NAME], member of Liberated Syndication’s Board of Directors (the “Director”) with respect to the matters set forth herein.

The Compensation Committee has awarded 25,000 shares of the Company’s common stock (the “Stock”), subject to vesting and forfeiture clauses, to the Director. The stock grant creates meaningful incentive for value creation initiatives. The Compensation Committee has set forth the following vesting and forfeiture clauses for these shares of stock.

1. Stock will vest on a quarterly basis for a period of one year.
The Director will retain 25% of the stock (6,250 shares) at the end of each quarter of 2020.

2. Forfeiture
If the Director resigns, all unvested stock will be forfeited by the Director.

3. Change of Control
In the event of a Change of Control, all outstanding shares shall immediately vest upon the date of the change of control. Change of Control shall be defined as outlined in the Liberated Syndication Inc. 2018 Omnibus Equity Incentive plan.

ACCEPTED AND AGREED TO:

By: _______________________________
Name:

Liberated Syndication Inc.

By: ________________________
Name:
Title: